Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

28 June 2024

Matter No.: 1000256 / 109987492
852 2842 9530
Richard.Hall@conyers.com

HUTCHMED (China) Limited

48th Floor, Cheung Kong Center

2 Queen's Road Central

Hong Kong

Dear Sir/ Madam,

Re: HUTCHMED (China) Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on 28 June 2024 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of ordinary shares, par value US$0.10 each (the "Ordinary Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the following document:

1.1.	the Registration Statement.

We have also reviewed copies of:

1.2.	the certificate of incorporation dated 18 December 2000, the certificate of incorporation on change of name dated 4 August 2005, the certificate of incorporation on change of name dated 29 April 2021 and the amended and restated memorandum of association adopted by special resolution passed on 27 April 2020 (the “Memorandum”) and the amended and restated articles of association (the “Articles”) of the Company conditionally adopted by a special resolution passed on 29 May 2019 all certified by a director of the Company on 24 June 2024;

1.3.	an extract of board resolutions in writing dated 14 June 2024 certified by a director of the Company dated 27 June 2024 (the “Board Resolutions”);

1.4.	a certificate of good standing issued by the Registry of Companies of the Cayman Islands and dated 21 June 2024 (the “Certificate Date”);

1.5.	the results of our searches against the Company at the Companies Registry and Grand Court in the Cayman Islands conducted on 26 June 2024;

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Michael J. Makridakis, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

1.6.	a special resolution passed at an annual general meeting of the Company on 10 May 2024 (the “Special Resolution”, along with the Board Resolutions collectively the “Resolutions”) relating to the grant of general mandate (the “General Mandate”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the continuing accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended;

2.5.	that the Resolutions provided to us fairly and accurately presents the information and summarises the matters referred to therein and there is nothing that has been omitted there from that would make the Resolutions inaccurate or misleading in any respect;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary direct or indirect of any sovereign entity or state;

2.8.	that the Company will have sufficient authorised share capital to effect the issue of any of the Ordinary Shares at the time of issuance;

2.9.	that the Ordinary Shares will be issued under the General Mandate to issue shares of par value of US$0.10 each in the share capital of the Company granted to the directors of the Company referred to in the Special Resolution and that the total aggregate number of Ordinary Shares to be issued by the Company will not, as at the date of issue of Ordinary Shares, exceed the available and unexercised amount of the General Mandate;

2.10.	that, upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.11.	that there is no provision of the law of any jurisdiction, other than Cayman Islands, which would have any implication in relation to the opinions expressed herein;

conyers.com | 2

2.12.	the Company is, and after the allotment and issuance of any Ordinary Shares will be, able to pay its liabilities as they fall due; and

2.13.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

3.	QUALIFICATIONS

3.1.	The obligations of the Company in connection with any offer, issuance and sale of any Ordinary Shares and any agreement or document relating thereto:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of any applicable purchase, underwriting, or similar agreement and any other agreement or other document relating to the issue of any Ordinary Shares, may be subject to the Common Law rules that damages against the Company are only available where the purchaser of such Ordinary Shares rescinds such agreement; and

(f)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands courts.

3.2.	We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

conyers.com | 3

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	Based on the Certificate of Good Standing, the Company is duly incorporated and existing under the laws of the Cayman Islands and in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

4.2.	Upon the due issuance of any Ordinary Shares, and payment of the consideration therefor, such Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

conyers.com | 4

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/Conyers Dill & Pearman

Conyers Dill & Pearman

conyers.com | 5